EXHIBIT 99.1

DYNAMICS RESEARCH CORPORATION
ANNOUNCES MANAGEMENT CHANGE

Company Reaffirms Earnings Guidance Issued May 3, 2005

Andover, Mass. – May 31, 2005 – Dynamics Research Corporation (Nasdaq: DRCO) announced today that, William C. Hoover, the company’s president and chief operating officer, has resigned. Mr. Hoover will return to Northern Virginia to spend more time with his family and be transitioning during the month of June. The company also announced that its chairman and chief executive officer, James P. Regan, will reassume the responsibilities of president and chief operating officer. The company has no immediate plans to appoint a replacement for this position.

“I am proud to have worked with such a talented and committed management team,” Mr. Hoover said. “We have made good progress over the past two years and I leave the company in good hands. DRC is a great company with extraordinary management depth and market focused business solutions capability,” he added.

Describing Mr. Hoover’s contributions over the past two years Jim Regan said, “Bill’s leadership and focus on integrating business development and operations across the company has resulted in a coherent solutions-based/market driven delivery capability, which positions the company extremely well for future growth. As he departs DRC, Bill leaves a legacy of business discipline and an experienced management team. We thank Bill and wish him well.”

DRC reaffirmed guidance for 2005, issued on May 3, 2005, with revenues expected to be in the range of $315 to $323 million and earnings per diluted share in the range of $1.15 to $1.23. For the second quarter of the year the company expects to book revenues in the range of $76 to $78 million and report earnings per diluted share of $0.23 to $0.25.

About Dynamics Research Corporation

Dynamics Research Corporation is an innovative solutions provider that partners with its customers to apply proven processes and technologies. For 50 years, DRC has delivered technical and information technology services that enhance the performance and cost effectiveness of its customers’ mission critical systems. For additional information about DRC please visit the website at www.drc.com.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to DRC’s most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

CONTACT:	Elise Caffrey, Vice President & Treasurer
(978) 475-9090, Ext. 1309 ecaffrey@drc.com